BUSINESS DEVELOPMENT AND MARKETING AGREEMENT

      THIS BUSINESS DEVELOPMENT AND MARKETING AGREEMENT (this "Agreement") is made as of September 7, 2000, by and between Avenel Alliance, Inc., a Florida corporation ("Avenel Alliance") and its successors and assigns and Vertical Computer Systems, Inc., a Delaware corporation (the "Company").

                                    RECITALS:

      WHEREAS, the Company is in the business of providing Internet services, including distributing content via multi-lingual portals, developing software and building e-commerce solutions. The Company desires to have Avenel Alliance provide certain services to the Company for the conduct of the business of the Company; and

      WHEREAS, Avenel Alliance is willing to provide certain services to the Company on the terms and subject to the conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Services.

            1.1 Scope of the Services. During the Term (as defined below) and on the terms and subject to the conditions contained herein, Avenel Alliance shall provide to the Company those services described on Schedule A attached hereto and incorporated herein by this reference (the "Services"), and such other services as the parties may determine, from time to time, which services shall be set forth in writing and subject to the terms and conditions hereof. Avenel Alliance shall use commercially reasonable efforts to perform the Services in a diligent manner; provided, however, the Company acknowledges that Avenel Alliance will provide services to other entities simultaneously with the providing of the Services hereunder. Avenel Alliance shall be entitled to perform the Services through its parent, subsidiaries, affiliates, related entities and other agents.

            1.2 Method of Performing the Services. Avenel Alliance shall have the right to determine the method, details, hours and means of performing the Services. The Company shall have no right to, and shall not, control the manner or determine the method of accomplishing the Services; provided, however, the Company shall be entitled to exercise the general power of supervision, including the right to inspect and the right to make suggestions or recommendations as to the Services. The Company agrees to provide working space, equipment and facilities, and any other services or materials Avenel Alliance or its personnel may reasonably request to perform the Services.

            1.3 Representatives. Each party shall designate a representative to act as the primary contact person for the provision of Services (the "Representatives"). To the extent practicable, all communications relating to the provision of Services shall be directed through the Representatives. The Company's initial Representative shall be Richard Wade and Avenel Alliance's initial Representative shall be Steve Iaconis. The parties shall advise each other in writing of any change of their respective Representative.

            2. Consideration.

            2.1 Monthly Service Fee.In consideration of Avenel Alliance's performance of the Services (except the "Partner Marketing Services" as defined on Schedule A attached hereto) the Company agrees to pay to Avenel Alliance monthly fees (the "Monthly Service Fee") of Five Thousand Dollars ($5,000) payable in advance on the first (1st) day of each month (or next business day thereafter) commencing on September 1, 2000 and continuing throughout the Term.

            2.2 Partner Marketing Commission. In consideration of Avenel Alliance's performance of the Partner Marketing Services, the Company agrees to pay to Avenel Alliance a six percent (6%) commission, or such other amount as may be mutually agreed to in writing by the parties hereto (the "Marketing Commission") on all revenue, income, commission, fee, equity or other consideration of any nature ("Revenue") received by the Company or its successors, assigns, affiliates or related entities derived from, as a result of, or in connection with any contract, agreement or understanding, whether oral or otherwise, with any individual or entity to which Avenel Alliance represents the Company or in connection with any other relationship established or created, in whole or in part, by Avenel Alliance pursuant to this Agreement, provided such representation shall at a minimum be an "Introduction". For purposes of this Agreement, an Introduction is made by Avenel Alliance when the name of an individual or entity is provided to or by the Company and Avenel Alliance takes an additional act(s) resulting in a face-to-face, teleconference or telephonic meeting, or other direct contact, between the Company and that individual or entity (an "Introduction"). Avenel Alliance shall use reasonable efforts to notice each Introduction in writing prior to or at the time of such Introduction, but in any event, Introductions shall be claimed in writing by Avenel Alliance no later than ten (10) days after the Introduction. If the Company disputes the notice or claim of Introduction, it shall have three (3) days after the later of the Introduction or receipt of such written notice or claim of Introduction to object in writing.

The Marketing Commission shall be computed based on Revenues received exclusive of normal and recurring bona fide trade discounts, reasonable fees and expenses and any applicable sales or similar taxes. For example, if $100 in revenue is generated from a sale, and the same sale has a direct product cost of $40, the Marketing Commission would be paid only on the remaining $60. Marketing Commissions owed Avenel Alliance hereunder shall be due and payable on or before the fifteenth (15th) day of the month (or next business day thereafter) following the month of receipt of Revenue by the Company, regardless of whether payments to the Company are periodic, contingent or otherwise, and shall be payable in such form as Avenel Alliance may, at its sole option and subject to applicable laws, determine.

The Company hereby agrees to negotiate, if at all, with third parties in good faith so as not to eliminate the Marketing Commission which would otherwise be due Avenel Alliance; provided, however, the acceptance or rejection of any business relationship shall be within the Company's sole and absolute discretion. The Company shall provide to Avenel Alliance, immediately upon request, copies of all contracts, agreements, term sheets, summaries of understandings, correspondence, stock certificates, warrants, notes, wire transfer confirmations, cancelled checks, financial statements or other documentation satisfactory to Avenel Alliance, and Avenel Alliance shall have the right, upon reasonable notice, to cause a reputable accounting firm or independent certified accountant to audit the Company's books and records (and the Company shall cooperate fully with Avenel Alliance's auditors), in order to verify the Marketing Commission. The Company shall promptly pay to Avenel Alliance any underpayment of Marketing Commissions paid to Avenel Alliance under this Agreement. All reasonable expenses incurred in connection with any such audit shall be paid by Avenel Alliance; provided, however, the Company shall pay all expenses of any audit which reveals an underpayment of ten percent (10%) or more by the Company. Avenel Alliance shall not perform audits any more frequently than once every six (6) months; provided, however, if any such audit reveals an error in excess of ten percent (10%), Avenel Alliance may thereafter perform audits once every three (3) months. Information reviewed in connection with any such audit and the results of any such audit shall be deemed confidential and shall be governed by Section 5.5 hereof. Avenel Alliance's performance of Partner Marketing Services hereunder shall in no event be deemed to be a breach of Section 5.5 hereof or any confidentiality agreement or covenant between the Company and Avenel Alliance, its parent company or any of their affiliates, whether now or hereafter existing.

            In the event of termination of this Agreement by either party for any or no reason, this Section 2.2 shall survive for a period of five (5) years from the date of termination (the "Commission Period") and Avenel Alliance shall be entitled, during the Commission Period, to Marketing Commissions on all relationships established or created with third parties which are attributable, in whole or in part, to activities or services performed prior to the effective date of termination.

            2.3 Method of Payment; Late Payments. Monthly Service Fees and Marketing Commissions are nonrefundable and will be made by the Company in such form as Avenel Alliance may specify at the address set forth for Avenel Alliance in Section 12 hereof or by wire transfer into Avenel Alliance's account pursuant to wire transfer instructions provided by Avenel Alliance. Any portion of the Monthly Service Fees or Marketing Commissions which have not been paid to Avenel Alliance in accordance with the time frames set forth in Sections 2.1 and 2.2 above will bear interest at the maximum amount permitted by applicable law, with interest accruing from the date each such amount first becomes payable. Notwithstanding the foregoing, the charging of interest is not a consent to late payment. Avenel Alliance may, at its option, cease providing the Services if any portion of the Monthly Service Fees or Marketing Commissions have not been paid in a timely manner. All costs incurred by Avenel Alliance in collecting any amounts not paid when due, including reasonable attorneys' fees, collection agency fees and court costs, shall be paid by the Company.

            2.4 (i) Stock Grant. In consideration of the promises and covenants contained in this Agreement and as further compensation for services rendered hereunder, Avenel Alliance shall acquire all right, title and interest in and to Five Hundred Thousand (500,000) restricted shares of the common stock of VCSY (the "Shares") registered in its name. A certificate representing the Shares shall be delivered to Avenel Alliance within ten (10) days of the date hereof. The Shares shall have been duly authorized, validly issued, fully paid and nonassessable, will be free and clear of all liens, and will not be subject to any preemptive rights, rights of first refusal or redemption rights.

                  (ii) Warrants. In further consideration of Avenel Alliance's performance of the Services, the Company shall issue to Avenel Alliance warrants for the purchase of Seven Million (7,000,000) restricted shares of Common Stock of the Company with the exercise price on one (1) share of Common Stock of the Company under the warrants being Thirty-Five Cents ($.35) (which exercise price and the number of shares for which the warrants are exercisable shall be subject to anti-dilution adjustments and the other terms and conditions of the warrant). The warrants shall vest according to the following schedule:

                  Vesting Date                                  Shares Vested
                  ------------                                  -------------

                  September 30, 2000                             583,333.33

                  October 31, 2000                               583,333.33

                  November 30, 2000                              583,333.33

                  December 31, 2000                              583,333.33

                  January 31, 2001                               583,333.33

                  February 28, 2001                              583,333.33

                  March 31, 2001                                 583,333.33

                  April 30, 2001                                 583,333.33

                  May 31, 2001                                   583,333.33

                  June 30, 2001                                  583,333.33

                  July 31, 2001                                  583,333.33

                  August 31, 2001                                583,333.33
                                                                 ----------

                                               Total Vested       7,000,000
provided, however, in the event this Agreement is terminated prior to the one
(1) year anniversary hereof (i) by Avenel Alliance for no reason or for a reason not including a termination of this Agreement by Avenel Alliance pursuant to
Section 4(b) or 4(c) hereof, or (ii) by the Company pursuant to Section 4(b) hereof, unvested warrants shall be cancelled as of the effective date of termination. The vested warrants shall be exercisable, in whole or in part, at any time and from time to time from the date of vesting through the close of business on the date four (4) years from the dated of vesting.

Subject to termination under Section 4, below, on the first day of each Renewal Term, the Company shall issue to Avenel Alliance warrants representing one percent (1%) of the outstanding Common Stock of the Company) or such other amount as the parties may agree to in writing; provided, however, the exercise price on one (1) share of Common Stock of the Company under the warrants during a Renewal Term shall be the average closing price of the Company's Common Stock over the ten (10) trading days immediately preceding the first (1st) day of such Renewal Term (which exercise price and the number of shares for which the warrants are exercisable shall be subject to anti-dilution adjustments and the other terms and conditions of the warrant).

            2.5 Reimbursement of Expenses. The Company shall reimburse Avenel Alliance for all expenses, including travel, lodging, meals and other extraordinary expenses, incurred by Avenel Alliance in connection with the performance of the Services hereunder within fifteen (15) days of receipt of expense reports from Avenel Alliance, supported by receipts or other reasonable documentation; provided, however, that any expense in excess of One Thousand Dollars ($1,000) shall be approved in advance in writing by the Company. If Avenel Alliance incurs expenses during travel for the benefit of multiple partner companies, such expenses will be pro-rated accordingly.

      3. Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of one (1) year (the "Initial Term"). At the end of the Initial Term, this Agreement shall be automatically renewed for successive one (1) year terms (each, a "Renewal Term") until otherwise terminated pursuant to the terms and conditions hereof. The Initial Term and all Renewal Terms are collectively, the "Term".

      4. Termination. This Agreement may be terminated at any time by the mutual written consent of the parties hereto. Either party hereto shall have the right to terminate this Agreement (a) on the first (1st) anniversary of the first day of the Initial Term, or on any subsequent anniversary of the first day of a Renewal Term, by giving at least ninety (90) days' prior written notice to the other party, (b) upon sixty (60) days' prior written notice in the event that the other party breaches any of such party's material representations, warranties, covenants or agreements hereunder, unless such breaching party cures any such breach within the applicable notice period or, with respect to a breach which cannot be cured in sixty (60) days, commences cure of such breach and thereafter proceeds with all diligence to cure same; provided, however, the Company shall not be entitled to a cure period for monetary breaches of Section 2 hereof or (c) immediately upon providing written notice to the other party in the event the other party files any bankruptcy or insolvency proceeding. In the event Avenel Alliance provides notice of termination under Section 4(b) above, Avenel Alliance shall have the right to suspend performance of the Services for the notice period unless and until the Company fully remedies the breach prior to the expiration of the notice period. Termination pursuant to this Section 4 shall not be the exclusive remedy for any breach by either party, but shall be in addition to any other rights or remedies that the terminating party may have against the other party. Notwithstanding termination of this Agreement by either party for any or no reason, Section 2.2 hereof shall survive for the Commission Period and the Company shall be bound by its covenants thereunder.

      5. Proprietary Information.

            5.1 The Company's Marks. The Company hereby grants to Avenel Alliance a non-exclusive license to use the Company's tradenames, logos, trademarks, service marks and other intellectual property rights (the "Company Marks") solely in connection with the performance of Services hereunder. Avenel Alliance agrees to use the Company Marks in accordance with such quality standards as may be established by the Company and communicated in writing to Avenel Alliance from time to time. Avenel Alliance understands and agrees that Avenel Alliance's use of the Company Marks in connection with this Agreement shall not create any right, title or interest of Avenel Alliance in or to the Company Marks except as otherwise set forth herein and that the Company Marks and are and shall remain the sole and exclusive property of the Company.

            5.2 Avenel Alliance's Trade Secrets. The Company acknowledges that to perform the Services hereunder, it will be necessary for Avenel Alliance to disclose to the Company certain data, information, processes, procedures or improvements that are commercially valuable to Avenel Alliance and not generally known in the industry ("Avenel Alliance Trade Secrets") that have been developed by Avenel Alliance at great expense and effort. The Company agrees that it shall not disclose, transfer, use, copy or allow access to any such Avenel Alliance Trade Secrets to any employees, agents or third parties, except those on a need to know basis to give effect to the Company's rights hereunder and who have bound themselves to protect the confidentiality of such Avenel Alliance Trade Secrets. Upon termination of this Agreement, the Company will promptly return to Avenel Alliance all Avenel Alliance Trade Secrets in its possession or the possession of any agents or affiliates, including copies thereof and notes relating thereto.

            5.3 Intellectual Property Rights Created by Avenel Alliance. Avenel Alliance shall retain all right, title and interest in and to all products and intellectual property of any kind developed by Avenel Alliance or its employees, consultants, agents or partners, including, but not limited to, products and intellectual property developed during the Term hereof ("Avenel Alliance Intellectual Property"), and nothing contained herein shall be deemed to grant to the Company any ownership, security or other interest in any Avenel Alliance Intellectual Property. The Company agrees, upon the request of Avenel Alliance, to execute all assignments and other documents necessary to perfect Avenel Alliance's rights in the Avenel Alliance Intellectual Property.

            5.4 Intellectual Property Jointly Developed. The Company shall retain all right, title and interest in and to all intellectual property jointly developed by Avenel Alliance and the Company in connection with the performance of Services hereunder ("Company Intellectual Property"), and nothing contained herein shall be deemed to grant to Avenel Alliance any ownership, security or other interest in any Company Intellectual Property. Notwithstanding the foregoing, any such jointly developed Company Intellectual Property shall be available for use by Avenel Alliance in performing the Services hereunder. Avenel Alliance agrees, upon the request of the Company, to execute all assignments and other documents necessary to perfect the Company's rights in the Company Intellectual Property.

            5.5 Confidentiality; Press Releases. The Company will make available to Avenel Alliance certain information which is either nonpublic, confidential or proprietary in nature concerning the Company. Avenel Alliance agrees to keep all such information confidential and not to (i) disclose such information to any third party (other than its affiliated entities and its and their directors, officers, advisors, agents and employees) unless required by law or (ii) knowingly use such confidential information in any way that is detrimental to the Company. Avenel Alliance shall have no such obligation, however, with respect to information which (a) was or becomes generally available to the public, (b) was or becomes available to Avenel Alliance on a non-confidential basis from a source other than the Company, or (c) was within Avenel Alliance's possesion prior to being furnished to Avenel Alliance by the Company. Avenel Alliance will inform its affiliates and its and their directors, officers, agents and employees of the confidential nature of the information. Except as otherwise provided in Section 5.7 hereof, the provisions of this Section 5.5 relating to confidentiality shall terminate two (2) years from the date hereof. Avenel Alliance acknowledges that the Company is a fully-reporting public company pursuant to the Securities Exchange Act of 1934 and that all information granted to Avenel Alliance and its employees is subject to the restrictions of the Act and other relevant securities laws. Each party agrees that it will not issue any press release or other public disclosure with respect to the other party's activities (A) without the prior approval of the other party, which approval shall not be unreasonably withheld, or (B) except as required by law or any listing agreement with a securities exchange.

            5.6 Injunctive Relief. The parties acknowledge and agree that any remedy at law for any breach of the provisions of this Section 5 would be inadequate, and that the aggrieved party shall be entitled to obtain, and the other party shall not oppose, injunctive or other equitable relief for any such breach in addition to all other remedies available at law or otherwise.

            5.7 Survival. The provisions of this Section 5 shall survive any termination of this Agreement and, with respect to Avenel Alliance Trade Secrets or the Company's trade secrets, the parties hereto shall be bound by the terms of this Section 5 indefinitely until such items cease to be trade secrets.

      6. Representations, Warranties and Covenants of the Company.

            6.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, has all requisite corporate power and authority to execute and deliver this Agreement and holds all licenses, permits and other required authorizations from governmental authorities necessary to conduct its business as it is now being conducted.

            6.2 Authorization and Validity. The Company has full authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, when executed, will constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity.

            6.3 Capitalization. Upon the date of the issuance of the stock and warrants (pursuant to Section 2.4 hereof), the authorized capital stock of the Company shall consist of 1,000,000,000 shares of Common Stock, par value $.00001 per share ("Common Stock"), 746,787,820 shares of which are issued and outstanding; 600,000 shares of Series A 4% Convertible Preferred Stock, par value $.001 per share ("Series A Preferred Stock"), 50,000 shares of which are issued and outstanding; 375,000 shares of Series B 10% Convertible Preferred Stock, par value $.001 per share ("Series B Preferred Stock"), 7,200 shares of which are issued and outstanding; and 300,000 shares of Series D 15% Convertible Preferred Stock, par value $.001 per share ("Series D Preferred Stock"), 25,000 shares of which are issued and outstanding (the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock are, collectively, the "Preferred Stock"). All the shares of Common Stock and Preferred Stock will have been duly authorized, validly issued and will be fully paid, nonassessable and free of preemptive rights.

            6.4 No Infringement. The Company owns the Company Marks, including its patents and copyrights, and the Company Marks do not (i) infringe upon or misappropriate in any manner any intellectual property rights of any third parties, (ii) violate any laws or regulations, (iii) violate rights of any person or entity, including, without limitation, rights of privacy or publicity, or (iv) otherwise result in any consumer fraud or other harm to any third party.

            6.5 Compliance with Laws. The Company is operating and will continue to operate its business in compliance with all applicable laws and regulations.

            6.6 Access to Information. The Company agrees to make available to Avenel Alliance such documents and other information as may be necessary to monitor the Company's performance and for Avenel Alliance to perform the Services and its other obligations hereunder.

            6.7 Material Adverse Changes. The Company shall use its best efforts to notify Avenel Alliance in writing of any material adverse change in its business, financial condition or prospects during the Term hereof.

            6.8 No Misrepresentations or Omissions. The Company's representations and warranties are true as of the date hereof and shall remain true at all times during the Term and there are no omissions which make such representations misleading in any manner.

      7. Representations and Warranties of Avenel Alliance.

            7.1 Organization. Avenel Alliance is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, has all requisite corporate power and authority to execute and deliver this Agreement and holds all licenses, permits and other required authorizations from governmental authorities necessary to conduct its business as it is now being conducted.

            7.2 Authorization and Validity. Avenel Alliance has full authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, when executed, will constitute the legal, valid and binding obligation of Avenel Alliance, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity.

            7.3 No Misrepresentations or Omissions. Avenel Alliance's representations and warranties are true as of the date hereof and shall remain true at all times during the Term and there are no omissions which make such representations misleading in any manner.

      8. Indemnification.

            8.1 Indemnification of Avenel Alliance.

            (a) The Company shall indemnify and hold Avenel Alliance and its parent, subsidiaries, affiliates and related entities and each of their directors, members, officers, employees and agents, harmless from and against all Indemnifiable Losses (as hereinafter defined) which are actually and reasonably incurred by Avenel Alliance in connection with, arising out of or resulting from (i) any threatened, pending or completed claim, action, suit or proceeding to which Avenel Alliance was or is a party or is threatened to be made a party by reason of Avenel Alliance's providing the Services to the Company hereunder, (ii) the untruth, inaccuracy or breach of any representation or warranty made by the Company in this Agreement or (iii) the nonfulfillment or breach of any covenant, agreement or obligation of the Company contained in this Agreement. Provided, however, Avenel Alliance shall not be indemnified for actions constituting bad faith, fraud, gross negligence, willful breach of this Agreement or willful or wanton misconduct with respect to the Company's business. To the extent that Avenel Alliance has been successful on the merits or otherwise in defense of any such claim, action, suit or proceeding, Avenel Alliance shall be presumed not to have engaged in any act of bad faith, fraud, gross negligence, willful breach of this Agreement or willful or wanton misconduct with respect to the Company's business.

            (b) Expenses (including reasonable attorneys' and accountants' fees) incurred by Avenel Alliance in defending any claim, action, suit or proceeding pursuant to Section 8.1(a) (i) above shall be paid by the Company in advance of the final disposition of the matter upon receipt of an undertaking by or on behalf of Avenel Alliance to repay such amount if Avenel Alliance is ultimately determined not to be entitled to indemnification by the Company.

            8.2 Indemnification of the Company. Avenel Alliance shall indemnify and hold the Company, its directors, officers, employees and agents, harmless from and against all Indemnifiable Losses which are actually and reasonably incurred by the Company in connection with, arising out of or resulting from (i) any act or services performed by Avenel Alliance on behalf of the Company beyond the scope of authority conferred upon Avenel Alliance by this Agreement, (ii) the untruth, inaccuracy or breach of any representation or warranty made by Avenel Alliance in this Agreement, or (iii) willful or wanton misconduct, bad faith, fraud, gross negligence or willful breach of this Agreement by or on the part of Avenel Alliance.

            8.3 Notification. If any Indemnity (as hereinafter defined) receives notice of the assertion or commencement of any claim against such Indemnitee with respect to which an Indemnifying Party (as hereinafter defined) is obligated to provide Indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but not later than twenty (20) calendar days after receipt of such notice of such claim. Such notice will describe the claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee within ten (10) calendar days, to assume the defense of any claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

            8.4 Defense of Action. If, within ten (10) calendar days after giving notice of a claim to an Indemnifying Party pursuant to Section 8.3 above, an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such claim as provided in the last sentence of Section 8.3 above, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party does not assume the defense of such claim (or fails to notify the Indemnitee that the Indemnifying Party desires to assume such defense as provided herein), (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such claim within ten (10) calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, (iii) the Indemnitee is advised by counsel that the Indemnifying Party has separate or inconsistent defenses to a claim that create significant conflicts of interest or (iv) the Indemnifying Party otherwise consents, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any claim which could lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and which does not contain an unconditional release of the Indemnitee with respect to such claim.

            8.5 Notices. Notwithstanding any other provision of this Agreement, failure to give timely notice or to include any specified information in any notice as provided in Sections 8.3 or 8.4 above will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was materially prejudiced as a result of such failure.

            8.6 Definitions. As used in this Section 8, the term

                  (i) "Indemnitee" means any person entitled to indemnification pursuant to this Section 8;

                  (ii) "Indemnifying Party" means any person required to provide indemnification pursuant to this Section 8; and

                  (iii) "Indemnifiable Losses" means any and all damages,
                        losses, liabilities, obligations, costs and expenses related to or resulting from any claim, demand, action or suit (by any person) for which indemnification is required by this Section 8, including, without limitation, the reasonable costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expert consultant fees and expenses incurred in connection therewith.

            8.7 Disclaimer. AVENEL ALLIANCE DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE SERVICES RENDERED BY ITS PERSONNEL OR THE RESULTS OBTAINED FROM THEIR WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL AVENEL ALLIANCE BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL

DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUES OF THE COMPANY OR ITS SUCCESSORS, ASSIGNS, AFFILIATES OR RELATED ENTITIES.

      9. Nonsolicitation. Each party acknowledges that the other provides a valuable service by identifying and assigning personnel to perform hereunder and by permitting the other to work with its personnel on various projects. Each party further acknowledges that the other would be deprived of the benefits of its work force if the other party hires any of its personnel. Accordingly, without the prior written consent of the other party, each party, on behalf of itself, its affiliates, related entities, successors and assigns agrees not to, and shall cause of each such entity's shareholders, directors, members, officers, employees and agents, not to, directly or indirectly, recruit, hire, or solicit for employment any of the other party's personnel, or attempt to do any of the foregoing, during the Term hereof and for one (1) year after the termination of this Agreement. This covenant shall survive the termination of this Agreement.

      10. Governing Law; Arbitration. This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of Florida (without regard to the choice of law provisions thereof). Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The Arbitration Tribunal shall consist of three (3) arbitrators, of whom one shall be nominated by Avenel Alliance, one by the Company, and the third, who shall serve as Chairman, shall be chosen by the two party-nominated arbitrators or, in the event that party-nominated arbitrators are unable to designate the third arbitrator, by the American Arbitration Association. The award of the arbitrator shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance (i) to compel arbitration, (ii) to obtain interim measures of protection pending arbitration or (iii) to enforce any decision of the arbitrators, including the final arbitral award. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith.

      11. Entire Agreement; Amendment; Waiver. This Agreement, the Schedules attached hereto and the warrant and other agreements contemplated hereby, contain the entire understanding and agreement between the parties relating to the subject matter hereof, except as otherwise referred to herein. Neither this Agreement nor any provisions hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

      12. Notices. Every notice or other communication required or permitted to be given by this Agreement shall be in writing and shall be deemed received when delivered to the other party personally or by confirmed facsimile or if mailed, three (3) business days after it is deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed as follows, or to such other address that such party may have specified by notice given to the other parties in accordance with this Section 12:

         If to the Company to:              Vertical Computer Systems, Inc.
                                            6336 Wilshire Boulevard
                                            Los Angeles, CA 90048
                                            Facsimile: (323) 655-1920
                                            Attn: Richard Wade, President

         If to Avenel Alliance to:          Avenel Alliance, Inc.
                                            5935 Carnegie Boulevard, Suite 101
                                            Charlotte, NC 28209

                                            Facsimile: (704) 553-7136
                                            Attn: Melinda Morris Zanoni, Esq.

      13. Binding Effect; Assignment. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party hereto; provided, however, Avenel Alliance may assign this Agreement to its parent, subsidiaries, affiliates and related entities without the consent of the Company.

      14. Severability. If any provision or part of any provision of this Agreement shall be invalid or unenforceable in any respect, such provision or part of any provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

      15. No Third-Party Beneficiaries. This Agreement is not intended to, and shall not be construed to, create any right enforceable by any person not a party hereto, including any creditor of the Company or of Avenel Alliance.

      16. Independent Contractor; No Agency. Each party hereto is engaged in an independent business and will perform its obligations under this Agreement as an independent contractor and not as an agent or representative of the other party. Neither party will have any right or authority to create any obligation or make any representation or warranty in the name of or on behalf of the other party.

      17. Force Majeure. Avenel Alliance shall have no liability for any failure or delay resulting from any act of God, war, governmental action, legal prohibition, fire, power failure, labor or materials shortage, carrier interruption of any kind or other condition beyond the reasonable control of Avenel Alliance affecting its ability to perform the Services hereunder.

      18. Further Assurances. Each party agrees to execute such additional instruments and take such actions as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

      19. Construction. Unless the context otherwise requires, whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular.

      20. Counterparts/Facsimile Signatures. This Agreement may be executed in counterparts (whether by facsimile or otherwise), each of which shall be deemed an original, and all of which shall together constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                           THE COMPANY:

                                           VERTICAL COMPUTER SYSTEMS, INC.

                                           By: _________________________
                                               Richard Wade
                                               Its: President

ATTEST:

By: ________________________
    Its: Secretary


                                           AVENEL ALLIANCE:

                                           AVENEL ALLIANCE, INC.

                                           By: _________________________
                                               Christopher Anderson
                                               Its: Senior Vice President

ATTEST:

By: ________________________
    Its: Secretary

                                   SCHEDULE A

                                    SERVICES

The following outlines the currently identified services to be provided to the Company by Avenel Alliance relating solely to the operation of the Company's portal sites, globalfare.com, and CCP Software (the "Products"):

PARTNER MARKETING SERVICES

Avenel Alliance shall use commercially reasonable efforts to market, promote, introduce, represent or refer the Company to other entities identified by Avenel Alliance in the industry in order to find potentially beneficial partners and establish relationships for the Company ("Partner Marketing Services"). THE COMPANY UNDERSTANDS THAT AVENEL ALLIANCE MAY ALSO HAVE AGREEMENTS OR UNDERSTANDINGS WITH THE PARTNER COMPANIES OR OTHER THIRD PARTIES TO WHOM AVENEL ALLIANCE REPRESENTS THE COMPANY AND BY EXECUTION OF THIS AGREEMENT EXPRESSLY CONSENTS TO AVENEL ALLIANCE'S ACTING AS AN AGENT FOR AND REPRESENTING EACH SUCH PARTY.

BUSINESS DEVELOPMENT SERVICES*

Avenel Alliance shall use commercially reasonable efforts to serve as a business development resource for the Company to create opportunities for the expansion of the Products:

      o Identify opportunities with e-commerce companies, technology providers and other marketing vehicles for co-branded or private label sites where appropriate

      o Assist in the development of material for the purpose of presenting the Products to prospective users |X| Represent the Company at various trade shows, conventions and industry functions for the purpose of fostering revenue-based relationships for the Products or the Company as directed

      o Identify and foster relationships with targeted organizations for the purpose of instituting a revenue-based relationship for the Products
                  o Target suitable prospects and work in conjunction with the Company's staff to present the Products
                  o Establish a mutual benefit and profitability model for organizations with an interest in the Products and propose the terms of a joint venture relationship, as well as aid in structuring such relationship
                  o     Provide oversight on deployment and integration

      o Assist in the development and execution of a Company affiliate program

SALES AND MARKETING SERVICES*

Avenel Alliance shall use commercially reasonable efforts to provide the following sales and marketing services:

      o Review and make recommendations on existing or proposed marketing initiatives of the Company related to Products that include:
                  o     Consumer-direct marketing plans
                  o     Business to business marketing plans
                  o     Marketing plans for the purpose of licensing sales
                  o     Media strategies and spending

      o Tailor client marketing initiatives through strategic planning and predictive research

      o Public Relations' plans and execution strategies of the Company related to the Products:
                  o     Design and utilization of media lists
                  o     Messaging points strategies
                  o Provide direction and introductions to position Company staff as industry experts through public speaking engagements and visible positions within the industry

      o Recommendations on the structure of permission-based online direct marketing programs for the Company related to the Products:
                  o     Creative element input
                  o     Establish e-mail campaign elements and goals
                  o     Creation of Customer Relationship Management (CRM)
                  o     Develop membership loyalty and retention initiatives
                  o Provide strategies for cross-selling and up-selling customer database
                  o Develop highly segmented target audience profiles and other advice and counsel with respect to audience selection o Provide ROI tracking methods and designs o Make recommendations on updated messaging (creative and placement) based on quantifiable results

MERGER AND ACQUISITION SERVICES*

Avenel Alliance shall use commercially reasonable efforts to provide the following acquisition services as directed by the Company:

      o     Identify areas where an acquisition may add value to the Company

      o     Identify and recommend strategic acquisition candidates

      o     Aid in the structuring of acquisitions, mergers or joint ventures

      o     Aid in post-acquisition integration

CLIENT MANAGEMENT AND ACCOUNT SERVICES*

Avenel Alliance shall use commercially reasonable efforts to provide the following account management and marketing services:

      o Review and make recommendations on existing or proposed account management programs

                  o     Provide structures and requirements
                  o     Identify staffing requirements
                  o     Create job descriptions
                  o     Propose and assist in selection of candidates

WEB SITE ANALYSIS*

Avenel Alliance shall use commercially reasonable efforts to perform an analysis of current or proposed consumer or business targeted web sites and accompanying forms, surveys, transaction capabilities, databases, graphic user interface
(GUI) and fulfillment in order to make recommendations on:

      o     Improved customer retention

      o     E-commerce functionality and strategies

      o     Overall design and aesthetics

      o     Improving conversion ratios and pull-through rates

      o     Implementation of point-of-sale opportunities

* ANY SERVICES WITHIN THESE CATEGORIES THAT RESULT IN AVENEL ALLIANCE INTRODUCING OR REPRESENTING THE COMPANY TO OTHER ENTITIES IN THE INDUSTRY OR FINDING POTENTIAL PARTNERS OR ESTABLISHING RELATIONSHIPS FOR THE COMPANY SHALL ALSO BE DEEMED TO BE "PARTNER MARKETING SERVICES" AND SHALL BE SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT GOVERN PARTNER MARKETING SERVICES.